Exhibit 99.1

RESEARCH ALLIANCE CORPORATION III

ANNOUNCES PRICING OF $75 MILLION INITIAL PUBLIC OFFERING

NEW YORK, May 19, 2026—Research Alliance Corporation III (the “Company”), a special purpose acquisition company, announced today the pricing of its initial public offering of 7,500,000 Class A ordinary shares at $10.00 per share. The shares will be listed on the Nasdaq Capital Market and trade under the ticker symbol “RACC” beginning May 20, 2026. The Company expects the offering to close on May 21, 2026, subject to customary closing conditions.

The Company, sponsored by an affiliate of RA Capital Management, L.P., is led by CEO Matthew Hammond, PhD, MBA and CBO/COO Henry Stusnick. The Company is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on a target business in the healthcare or healthcare-related industries, where it believes the expertise of its management team will provide it with a competitive advantage in completing a successful initial business combination.

Leerink Partners is serving as the sole bookrunning manager for the offering.

The financing included participation from ADAR1 Capital, Affinity Asset Advisors, LLC, Balyasny Asset Management L.P., Braidwell LP, BVF Partners, Cormorant Asset Management, Foresite Capital, Janus Henderson Investors, Perceptive Advisors, SilverArc Capital, Spruce Street Capital, TCGX, Trails Edge Capital Partners, Venrock Healthcare Capital Partners, and other institutional investors.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Leerink Partners LLC, Attn: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 19, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Henry Stusnick

617-778-2500

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